EXHIBIT 99.1

Steven N. Kaplan and Emily White Join Zayo’s Board of Directors

Leading finance academic and former Snapchat executive to provide expertise

BOULDER, Colo. - February 8, 2017 - Zayo Group Holdings, Inc. (NYSE: ZAYO) today announced that Steven N. Kaplan and Emily White were appointed to the company’s Board of Directors, effective April 1, 2017. The appointments fill two newly created positions on the Zayo board.

“These two very talented thought leaders bring strong credentials and deep expertise as we expand our board,” said Dan Caruso, chairman and CEO at Zayo. “Both Emily and Steve are entrepreneurs at heart, which is a key element of Zayo’s culture, and bring complementary expertise to our board. Emily’s extensive experience in growing new webscale businesses and Steve’s experience in entrepreneurship, corporate finance, and compensation will be very valuable as we leverage our position as the leading independent communications infrastructure provider.”

Kaplan is the Neubauer family distinguished service professor of entrepreneurship and finance at the University of Chicago Booth School of Business, where he has taught since 1988. He is a well-known researcher in the areas of private equity, venture capital, entrepreneurial finance, executive compensation and corporate finance. Kaplan teaches MBA courses, with a focus on entrepreneurial finance and corporate governance, and he was named one of the top 12 business school teachers in the country by BusinessWeek. Professor Kaplan has published papers in numerous academic and business journals and is a research associate at the National Bureau of Economic Research. Kaplan earned a PhD in Business Economics from Harvard University and his bachelor’s degree in Applied Mathematics and Economics from Harvard College.

White joins the Zayo board after most recently serving as the chief operating officer at Snapchat, Inc., a photo messaging application, from 2014 through 2015. Prior to joining Snapchat, she held several leadership roles at Facebook from 2010 to 2013, including director of local business operations, director of mobile business operations, and head of business operations for Instagram. White also held several leadership roles at Google over a nine-year span beginning in 2001. She has served on the board of lululemon, a public athletic apparel retailer, since 2011 and on the National Center for Women and Information Technology (NCWIT), a non-profit coalition working to increase the participation of girls and women in computing and technology, since 2008. She is also a board advisor to Hyperloop One, and advisor to VSCO, Inc. White received her B.A. in Art History from Vanderbilt University.

Upon Kaplan's and White's appointments, the Zayo board will expand to nine members, eight of whom will be independent directors. Zayo’s board will also include four women, more than double the average percentage for the S&P 500.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud infrastructure to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 114,500-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud infrastructure in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.

Forward Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our 10-K dated August 25, 2016. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Zayo Group Contacts
Media:	Shannon Paulk, Corporate Communications
303-577-5897
press@zayo.com

Investors:	Brad Korch, Investor Relations
720-306-7556
IR@zayo.com